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EQUUS TOTAL RETURN, INC. REVISES ITS MANAGED DISTRIBUTION POLICY TO PAY 10% ANNUALLY, AND DECLARES A QUARTERLY DIVIDEND OF $0.158 PER SHARE

HOUSTON, TX - February 19, 2008 - Equus Total Return, Inc. (NYSE: EQS) (the "Fund"), today announced a revised managed distribution policy in which the Fund will seek to pay quarterly dividends to shareholders at an annualized rate equal to 10% of the Fund's market value, based on the 2007 year-end closing price of $6.31.

The Fund's Board of Directors periodically will reassess the annualized percentage at which the Fund's quarterly distributions will be made. The Board may change or terminate the managed distribution policy at any time; any such change or termination may have an adverse effect on the market price for the Fund's shares.

In accordance with the revised managed distribution policy and federal legal requirements, the Board has approved an annual dividend of $0.631 per share, of which $0.158 will be paid for the first quarter of 2008. This first quarter dividend includes a "special dividend" that the Fund is required to pay pursuant to federal tax requirements.

The dividend will be payable on March 31, 2008, to shareholders of record as of the close of business on February 29, 2008. Shares of EQS will trade ex-dividend beginning February 27, 2008. The dividend will be payable in shares of common stock or in cash by specific election. Such election must be made by shareholders no later than March 24, 2008. If no election is made, shareholders will receive stock. The stock issued in the dividend will be valued at the average closing market price of EQS for the ten trading days ending March 24, 2008. Cash will be paid in lieu of issuing any fractional shares.

The Fund is managed with a goal of generating as much of its dividends as possible from ordinary income (net investment income and short-term capital gains). The balance of the dividend then comes from long-term capital gains and, if necessary, a return of capital.

Kenneth I. Denos, the Fund's CEO and President, commented, "The Fund's dividend policy, as originally adopted in October 2006 and revised today, is consistent with the Fund's total return objective. We believe this new approach will continue to provide our shareholders with a current cash feature in the form of a quarterly dividend."

Equus is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus may be obtained from the website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.